Agreement Not to Sell Shares

         This agreement is between Information Network Radio, Inc. (the Company) and its founding shareowners (the Cofounders).

         The Cofounders agree not to sell any of their shares of the common stock of the Company for a year after completion of the proposed public offering by the Company of its shares to be commenced in 1999 (the Offering). During the second year after completion of the Offering, the Cofounders agree not to sell more than an aggregate of 2.5% of their shares during each quarter of that year, except by registration as described in this Agreement.

         At any time, following a year after completion of the Offering, the Company determines to register for sale any of its common stock under the federal Securities Act of 1933, as amended, it shall use its best efforts to include in that registration all of their shares that the Cofounders shall have requested to be registered. The Company will do all the actions with respect to the registration of the Cofounders' shares as it does with respect to its other shares being registered and will pay all costs of that action.

         If any registration involves an underwriting, then the Cofounders will have the right to have their shares included in the underwriting, before inclusion of any other shares not being issued for the purpose by the Company.

         These rights are not transferable by the cofounders, except to members of their immediate families or by will or intestacy.


Cofounders:                                          IN Radio


_______________________________                      By: _______________________
N. John Douglas

_______________________________
Gregory D. Douglas

_______________________________
C. Andrew Whatley

_______________________________
Walter E. Thill

_______________________________
William E. Green



                                                                    EXHIBIT 99.2